UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2022

IonQ, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39694	85-2992192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4505 Campus Drive College Park, MD		20740
(Address of principal executive offices)		(Zip Code)

(301) 298-7997

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	IONQ	New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	IONQ WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 11, 2022, the Board of Directors (the “Board”) of IonQ, Inc. (the “Company”) increased the size of the Board from eight to nine directors and, following the recommendation of the Nominating and Corporate Governance Committee, appointed Kathryn Chou to serve as a member of the Board and as a member of the Board’s Nominating and Corporate Governance Committee and Compensation Committee, effective on July 11, 2022. Ms. Chou is a Class II director whose term will expire at the Company’s 2023 Annual Meeting of Stockholders. The Board has determined that Ms. Chou is “independent” pursuant to the rules of The New York Stock Exchange (“NYSE”) and other governing laws and applicable regulations.

Since January 2022, Ms. Chou has served as Senior Vice President, SaaS Engineering, of Nutanix, Inc., a publicly listed company, where she along with her team is responsible for building secure and scalable SaaS applications and systems across the entire customer life cycle. From June 2020 to September 2022, Ms. Chou served as Senior Vice President, Worldwide Sales Strategy and Operations, from March 2020 to June 2020, as Vice President, Customer Success Operations and Intelligence and from September 2016 to March 2020 as Vice President, Research and Development, Operations and Central Services, of VMware, Inc., a publicly listed company. Ms. Chou has also served in various non-profit organizations throughout her career. Ms. Chou received an M.B.A. from Harvard Business School and holds M.S. and B.S. degrees in manufacturing systems engineering and mechanical engineering, respectively, from Stanford University.

There is no arrangement or understanding between Ms. Chou and any other person pursuant to which she was selected as a director, and there is no family relationship between Ms. Chou and any of the Company’s other directors or executive officers. There are no transactions between Ms. Chou and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

As a non-employee director of the Company, Ms. Chou is eligible to participate in the Company’s Non-Employee Director Compensation Policy, pursuant to which she will receive an annual base retainer of $30,000 per year for service on the Board, $4,000 per year for service on the Nominating and Corporate Governance Committee, $6,000 per year for service on the Compensation Committee and an initial equity award with a dollar-denominated value of $400,000. The initial equity award (i) will be made pursuant to the Company’s 2021 Equity Incentive Plan, (ii) will consist of restricted stock units and an option to purchase the Company’s common stock, and (iii) will vest over a three-year period, with one-third of the initial grant vesting on each anniversary of the grant date, such that the initial grant is fully vested on the third anniversary of the date of grant, subject to continued board service.

In connection with Ms. Chou’s election to the Board, the Company and Ms. Chou entered into the Company’s standard form of indemnification agreement, the form of which was filed as Exhibit 10.13 to the Company’s Registration Statement on Form S-1 (File No. 333-260008), filed with the U.S. Securities and Exchange Commission on October 4, 2021. This agreement requires the Company to indemnify Ms. Chou, to the fullest extent permitted by Delaware law, for certain liabilities to which she may become subject as a result of her affiliation with the Company.

Item 7.01	Regulation FD Disclosure.

A copy of the press release announcing the appointments of Ms. Chou to the Board has been filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1933, as amended, or the Exchange Act, or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the registrant under the Exchange Act, regardless of any general incorporation language in such filings. This Current Report on Form 8-K will not be deemed an admission as to the materiality of any information contained in this Item 7.01, including Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release of IonQ, Inc. dated July 12, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IonQ, Inc.

Dated: July 21, 2022	By:	/s/ Laurie Babinski
Laurie Babinski
General Counsel and Corporate Secretary